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                                                                   Exhibit 10.48


                                 PROMISSORY NOTE


$18,360,000                                          May 24, 2000


     For value received, Paul B. Fireman (the "EXECUTIVE") promises to pay to the order of Reebok International Ltd., a Massachusetts corporation (the "COMPANY"), at 1895 J.W. Foster Boulevard, Canton, Massachusetts 02021, or such other place as designated in writing by the holder hereof, the aggregate principal sum of $18,360,000, together with all accrued but unpaid interest thereon, on or before May 23, 2001. From the date hereof until the entire principal amount of this promissory note has been paid in full, interest shall accrue at a rate of 6.2% per annum, compounding annually, on the unpaid principal amount outstanding from time to time, or (if less) at the highest rate then permitted by applicable law.

     The indebtedness evidenced hereby may be prepaid, in whole or in part, at any time without premium or penalty.

     The Executive, on behalf of himself and his assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that the holder hereof may accept security for this Note or release security for this Note, all without in any way affecting the liability of the Executive hereunder.

     This Note shall be governed by the internal laws, not the laws of conflicts, of The Commonwealth of Massachusetts.


                                      /s/ Paul Fireman
                                      -------------------------------
                                      PAUL B. FIREMAN